Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

September 9, 2020

TFF Pharmaceuticals, Inc.

2600 Via Fortuna, Suite 360

Austin, Texas 78746

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,048,654 issued and outstanding shares (the “Common Shares”) of the Company’s $0.001 par value common stock (“Common Stock”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company currently in effect, and the corporate action of the Company that provides for the issuance of the Common Shares, and we have made such other investigation as we have deemed appropriate.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Common Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP